Sanomedics International Holdings, Inc.
80 SW 8th Street – Suite 2180
Miami, FL  33130

May 27, 2011

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street N.W.
Washington, DC 20549-0305
Attn: Kevin Vaughn

Re:	Sanomedics International Holdings, Inc. (the “Company”)
Form 10K for the Fiscal Year Ended December 31, 2010;
SEC Comment Letter dated May 4, 2011
SEC File No.:  000-54167

Gentlemen:

The Company hereby acknowledges the following:

•	The Company is responsible for the adequacy and accuracy of the disclosure in the Form 10-K filing;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission from taking any action with respect to the Form 10-K filing; and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Securities and Exchange Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Craig Sizer
Craig Sizer
Chief Executive Officer